EXHIBIT E

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (the "Agreement"), dated as of January 27, 2006, is by and between EASTON SOUTHPAW INCORPORATED, a corporation organized under the laws of the State of Delaware (the "Borrower"), and EXCEL BANK MINNESOTA(the "Lender").

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Defined Terms. As used in this Agreement the following terms shall have the following respective meanings:

"Applicable Margin": With respect to the outstanding balance on the Term Note, 4.00%.

"Board": The Board of Governors of the Federal Reserve System or any successor thereto.

"Business Day": Any day (other than a Saturday or Sunday) on which commercial banks are open for business in Minneapolis, Minnesota.

"Closing Date": January 27, 2006, or if later, the date the conditions in Section 3.1 are satisfied.

"Commitment": The Term Loan Commitment.

"Default": Any event which, with the giving of notice (whether such notice is required under Section 7.1, or under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.

"ERISA": The Employee Retirement Income Security Act of 1975, as amended from time to time.

"Event of Default": Any event described in Section 7.1.

"GAAP": Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

"Guaranty": The Guaranty of the Guarantors.

"Guarantors": Dennis Stevermer and Janet Stevermer.

"LIBOR Rate" means the "London Interbank Offered Rates (LIBOR)" for one month as published in the "Money Rates" column of The Wall Street Journal on the first business day of each month (or, if The Wall Street Journal ceases to publish a rate so designated, any similar successor rate as the Lender shall in good faith designate). The interest rate shall automatically adjust on the first business day of each month in the event there has been any change in the LIBOR Rate. If the LIBOR Rate may no longer be determined or is no longer published, the Lender may select a comparable index rate for use under this Agreement and the Note. The Lender may lend to its other customers at rates that are equal to, more than, or less than the LIBOR Rate or such other index rate as may be applicable hereunder.

"Lien": With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any capitalized lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

"Loan Documents": This Agreement, the Note, the Pledge Agreement, the Third Party Pledge Agreements and the Guaranty.

"Margin Stock": As such term is defined in Regulation T, U or X of the Board.

"Milastar": Milastar Corporation, a Delaware corporation.
"Milastar Stock Purchase Agreement": That certain stock purchase agreement between J. Russell Duncan and Mimi G. Duncan and Dennis J. Stevermer dated as of June 23, 2005 pursuant to which the Borrower will acquire 1,706,347 of the issued and outstanding shares of Milastar, as amended by an amendment dated as of October 31, 2005.

"Note": The Term Note ( and any note issued in substitution, renewal, extension or replacement of any of the Note).

"Person": Any natural person, corporation, partnership, limited partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

"Pledge Agreement": That certain Pledge Agreement dated as of even date herewith from the Borrower in favor of the Lender as the same may be amended from time to time.
"Regulatory Change": Any change after the date of this Agreement in federal, state or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including the Lender under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

"Senior Debt": That portion of Total Liabilities the repayment of which is not subordinated to repayment of the indebtedness under this Agreement, and including indebtedness under this Agreement.

"Subsidiary": Any corporation or other entity of which securities or other ownership interests having ordinary voting power for the election of a majority of the board of directors or other Persons performing similar functions are owned by the Borrower either directly or through one or more Subsidiaries.

"Subordinated Debt": Indebtedness the repayment of which is subordinated to repayment of the Borrower's indebtedness under this Agreement on terms satisfactory to the Lender.

"Term Loan": The term loan described in Section 2.1.

"Term Loan Commitment": The commitment of the Lender to make the Term Loan to the Borrower on the terms and subject to the conditions of this Agreement.

"Term Loan Commitment Amount": $4,000,000.

"Term Loan Maturity Date": September 30, 2006.

"Term Note": As defined in Section 2.3.

"Third Party Pledge Agreements": Those certain Third Party Pledge Agreements executed by Mary Stevermer in favor of the Lender dated on or about January 3, 2006 and January 6, 2006 and securing the indebtedness of the Borrower to the Lender, as the same may be amended or modified from time to time.

"Total Liabilities": At the time of any determination, the amount, on a consolidated basis of all items of Indebtedness of the Borrower and the Subsidiaries that would constitute "liabilities" for balance sheet purposes in accordance with GAAP.

Section 1.2 Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

Section 1.3 Other Definitional Terms, Terms of Construction. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, Schedules and the like references are to Sections, Exhibits, Schedules and the like of this Agreement unless otherwise expressly provided. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." Unless the context in which used herein otherwise clearly requires, "or" has the inclusive meaning represented by the phrase "and/or." All incorporations by reference of covenants, terms, definitions or other provisions from other agreements are incorporated into this Agreement as if such provisions were fully set forth herein, and include all necessary definitions and related provisions from such other agreements. All covenants, terms, definitions and other provisions from other agreements incorporated into this Agreement by reference shall survive any termination of such other agreements until the obligations of the Borrower under this Agreement and the Note are irrevocably paid in full and the Commitments are terminated.

ARTICLE II

TERMS OF LENDING

Section 2.1 The Term Loan Commitment. On the terms and subject to the conditions hereof, the Lender agrees to make a term loan to the Borrower on the Closing Date in an amount equal to the Term Loan Commitment Amount.

Section 2.2 Disbursement of Term Loan and Interest Reserve Account. Subject to satisfaction of the conditions precedent set forth in Article III hereof, the Lender shall make the Term Loan available to the Borrower on the Closing Date, provided that, $200,000 of the original principal amount of the Term Loan shall be held by the Borrower in a deposit account that is hereby pledged by the Borrower to the Lender and in which the Lender is hereby granted a security interest by the Borrower, and from which the Borrower hereby authorizes the Lender to deduct the periodic interest payments due under the provisions of this Agreement.

Section 2.3 The Note. The Term Loan shall be evidenced by a single promissory note of the Borrower (the "Term Note") substantially in the form of Exhibit 2.3 hereto, in the amount of the Term Loan Commitment Amount originally in effect. The Lender shall enter in its ledgers and records the amount of the Term Loan made and the payments made thereon, and the Lender is authorized by the Borrower to enter on a schedule attached to the Note a record of such Term Loan and payments.

Section 2.4 Interest Rates, Interest Payments and Default Interest. Interest shall accrue and be payable on the Term Loan as follows:

2.4 (a) The outstanding balance of the Term Loan shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the sum of (i) the LIBOR Rate plus (ii) the Applicable Margin.

2.4 (b) Any payment made more than 10 calendar days after the due date for such payment shall be subject to a late charge equal to 5% of the amount of the delinquent payment.

2.4 (c) Upon the occurrence and during the continuance of any Event of Default, the outstanding principal balance of the Term Note, shall at the option of the Lender, bear interest until such Event of Default shall have been cured to the satisfaction of the Lender or waived in writing by the Lender, at the rate otherwise applicable thereto, plus 2.0% per annum (the "Default Rate"). The Default Rate hereunder shall be in addition to the late charge under Section 2.4(b).

2.4 (d) Interest on the Note shall be payable in arrears on the last day of each month commencing February 28, 2006 and at maturity except that interest under Section 2.4(b) and 2.4(c) shall be payable on demand.

Section 2.5 Repayment. The Term Note shall be payable in accordance with the terms thereof.

Section 2.6 Optional Prepayments. The Borrower may prepay the Term Note in whole or in part, at any time, without premium or penalty. Any such prepayment must be accompanied by accrued and unpaid interest on the amount prepaid. Amounts prepaid or repaid on the Term Note may not be reborrowed.

Section 2.7 Computation. Interest on the Note shall be computed on the basis of actual days elapsed and a year of 360 days.

Section 2.8 Use of Proceeds. The proceeds of the Term Loan shall be used to purchase the shares of Milastar under the Milastar Stock Purchase Agreement and for the interest reserve account described in Section 2.2 hereof.
Section 2.9 Regulatory Change. In the event of any Regulatory Change after the date of initial funding under this Agreement that subjects the Lender to any new or additional charge, fee, withholding or tax of any kind with respect to any loans hereunder or changes the method of taxation of such loans or changes the reserve or deposit requirements applicable to such loans, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender for such costs or lost income resulting therefrom as reasonably determined by the Lender.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Conditions of Initial Advance. The obligation of the Lender to make the Term Loan shall be subject to the prior or simultaneous fulfillment of each of the following conditions:

3.1 (a) Documents. The Lender shall have received the following:

(i) This Agreement and the Note executed by a duly authorized officer (or officers) of the Borrower and dated the Closing Date.

(ii) A copy of the corporate resolutions of the Borrower authorizing the execution, delivery and performance of this Agreement and the Note and containing an incumbency certificate showing the names and titles, and bearing the signatures of, the officers of the Borrower authorized to execute this Agreement and the Note, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower.

(iii) A copy of the Certificate of Incorporation of the Borrower with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its incorporation as of a date not more than 30 days prior to the Closing Date.

(iv) A certificate of good standing for the Borrower in the jurisdiction of its incorporation and in Minnesota, certified by the appropriate governmental officials as of a date not more than 30 days prior to the Closing Date.

(v) A copy of the bylaws of the Borrower, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower.

(vi) A Pledge Agreement in form and substance reasonably satisfactory to the Lender duly executed by the Borrower together with the certificates representing the shares pledged thereunder and appropriate stock powers signed in blank.

(vii) The Third Party Pledge Agreements in form and substance reasonably satisfactory to the Lender duly executed by Mary Stevermer and pledging to the Lender no less than $1,000,000 in liquid assets reasonably satisfactory to the Lender together with any applicable assignment forms reasonably required by the Lender.

(viii) The Guaranty duly executed by the Guarantors.

(ix) A true correct and complete copy of the Milastar Stock Purchase Agreement and all documents, schedules and exhibits thereto and any legal opinions delivered in connection therewith, and including any amendments to any of the same, as of the Closing Date.

(x) A certificate of good standing for Milastar in the jurisdiction of its incorporation and in Minnesota, certified by the appropriate governmental officials as of a date not more than 30 days prior to the Closing Date.

(xi) An opinion of counsel to the Borrower in form and substance reasonably satisfactory to the Lender.

(xii) True, correct and complete copies of any notices or filings the Borrower is required to make with the SEC or any other governmental authority regarding the acquisition of the shares covered by the Milastar Stock Purchase Agreement.

3.1 (b) Other Matters. All organizational and legal proceedings relating to the Borrower and all instruments and agreements in connection with the transactions contemplated by this Agreement, including, without limitation, the Milastar Stock Purchase Agreement and the documents executed and delivered in connection therewith, shall be satisfactory in scope, form and substance to the Lender and its counsel, and the Lender shall have received all information and copies of all documents, including records of corporate proceedings, which it may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper Borrower or governmental authorities.

.1 (c) Fees and Expenses. The Lender shall have received all fees and other amounts due and payable by the Borrower on or prior to the Closing Date, including the reasonable fees and expenses of counsel to the Lender payable pursuant to Section 8.2.

3.1 (d) Perfection. The Pledge Agreement and Third Party Pledge Agreements (or financing statements with respect thereto) shall have been appropriately filed to the satisfaction of the Lender and the priority and perfection of the Lien created thereby shall have been established to the satisfaction of the Lender and all prior Liens shall have been terminated or the holders thereof shall have agreed to such termination, all as reasonably required by the Lender.

Section 3.2 Additional Conditions Precedent. The Lender shall not have any obligation to make the Term Loan unless all representations and warranties of the Borrower made in this Agreement are true and correct and no Default or Event of Default exists and unless the acquisition of the shares covered by the Milastar Stock Purchase Agreement closes substantially simultaneously with the closing for this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender:

Section 4.1 Organization, Standing, Etc. The Borrower is a corporation duly incorporated and validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted, to enter into this Agreement and to issue the Note and to perform its obligations hereunder and thereunder. This Agreement and the Note have been duly authorized by all necessary corporate action and when executed and delivered will be the legal and binding obligations of the Borrower. The execution and delivery of this Agreement and the Note will not violate the Borrower's Articles of Incorporation or bylaws or any law applicable to the Borrower. No governmental consent or exemption is required in connection with the Borrower's execution and delivery of this Agreement and the Note. The Borrower has filed all notices and has complied with all applicable rules and regulations of all governmental authorities regarding the acquisition of the shares pursuant to the Milastar Stock Purchase Agreement.

Section 4.2 Reserved.

Section 4.3 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower which, if determined adversely to the Borrower, would have, a material adverse effect on the condition of the Borrower. The Borrower is not in violation of any law or regulation (including environmental laws and regulations and laws relating to employee benefit plans) where such violation could reasonably be expected to impose a material liability on the Borrower or that would affect its ability to acquire the shares under the Milastar Stock Purchase Agreement.

Section 4.4 Taxes. The Borrower has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower).

Section 4.5 Subsidiaries. Milastar will be a Subsidiary of the Borrower upon consummation of the transactions contemplated herein and in the Milastar Stock Purchase Agreement. Flame Metals Processing Corporation is a wholly owned Subsidiary of Milastar.

Section 4.6 ERISA. The Borrower is not and has not been an "Employer" as defined in Section 3(5) of ERISA, in respect of any defined benefit plan.

Section 4.7 Use of Proceeds; Margin Regulations. The proceeds of the Term Loan are intended to be and shall be used for the purposes set forth in and permitted by Section 2.9. The Borrower and its Subsidiaries are not generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Proceeds of the Term Loan shall not be used for the purpose of purchasing or carrying Margin Stock.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitment shall have expired or been terminated and the Note and all of the Borrower's other obligations to the Lender under this Agreement shall have been paid in full, unless the Lender shall otherwise consent in writing:

Section 5.1 Financial Statements and Reports. The Borrower will furnish to the Lender:

5.1 (a) As soon as available and in any event within 30 days after the end of each month, unaudited financial statements for the Borrower for such month and for the period from the beginning of its fiscal year to the end of such month in form and substance reasonably satisfactory to the Lender.

5.1 (b) As soon as practicable and in any event within 30 days after the end of each month, a statement signed by the chief financial officer of the Borrower stating that as at the end of such month there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto.

5.1 (c) Immediately upon any officer of the Borrower becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.

5.1 (d) From time to time, such other information regarding the business, operation and financial condition of the Borrower as the Lender may reasonably request.

5.1(e) Promptly upon filing and in any event by April 30 of each year, a copy of the federal tax returns of the Guarantors.

Section 5.2 Corporate Existence. The Borrower will maintain its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude the Borrower from enforcing its rights with respect to any material asset or would expose the Borrower to any material liability.

Section 5.3 Insurance. The Borrower will maintain with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable corporations engaged in the same or similar business and similarly situated.

Section 5.4 Payment of Taxes and Claims. The Borrower will file all tax returns and reports which are required by law to be filed by it and will pay before they become delinquent, all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including those of suppliers, mechanics, carriers, warehousemen, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property.

Section 5.5 Inspection. The Borrower will permit any Person designated by the Lender to visit and inspect any of the properties, books and financial records of the Borrower, to examine and to make copies of the books of accounts and other financial records of the Borrower, and to discuss the affairs, finances and accounts of the Borrower with its officers at such reasonable times and intervals as the Lender may designate. Section 5.6 Maintenance of Properties. The Borrower will maintain its properties in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 5.7 Books and Records. The Borrower will keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

Section 5.8 Compliance. The Borrower will comply in all material respects with all laws, rules and regulations to which it may be subject.

Section 5.9 Notice of Litigation. The Borrower will give prompt written notice to the Lender of the commencement of any action, suit or proceeding affecting the Borrower.

Section 5.10 Plans. The Borrower will maintain any employee benefit plans in compliance with all material requirements of applicable laws and regulations.

Section 5.11 Operating Accounts. The Borrower will maintain its primary operating bank accounts with the Lender.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitment shall have expired or been terminated and the Note and all of the Borrower's other obligations to the Lender under this Agreement shall have been paid in full, unless the Lender shall otherwise consent in writing:

Section 6.1 Merger. The Borrower will not merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).

Section 6.2 Sale of Assets. The Borrower will not sell, transfer, lease or otherwise convey all or any substantial part of its assets except for sales of inventory in the ordinary course of business and sales of worn out our obsolete equipment in the ordinary course of business.

Section 6.3 Dividends. The Borrower will not pay any dividends or otherwise make any distributions on, or redemptions of, any of its outstanding capital stock.

Section 6.4 Investments. The Borrower will not make any loans, advances or extensions of credit to any other Person (except for trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms) or purchase or acquire any stock or other debt or equity securities of or any interest in any other Person or any integral part of any business or the assets comprising such business or part thereof, except for:

6.4 (a) Investments in readily marketable direct obligations issued or unconditionally guaranteed by the United States government or any agency thereof and supported by the full faith and credit of the United States.

6.4 (b) Certificates of deposit or bankers' acceptances issued by any commercial Bank organized under the laws of the United States or any State thereof which has a credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is satisfactory to the Lender.

6.4 (c) Commercial paper given the highest rating by a nationally recognized rating service.

6.4 (d) Repurchase agreements relating to securities of the kind described in subsection (a) of this Section.

6.4 (e) Other readily marketable investments in debt securities which are reasonably acceptable to the Lender.

6.4 (f) Travel advances to officers and employees in the ordinary course of business and loans to employees provided that the aggregate amount of such loans outstanding at any time shall not exceed $100,000.

6.4(g) The acquisition of the shares of Milastar under the Milastar Stock Purchase Agreement, and the acquisition of additional shares of Milastar.

Any investments under clauses (a), (b), (c) or (d) above must mature within one year of the acquisition thereof by the Borrower.

Section 6.5 Indebtedness. The Borrower will not borrow any money or issue any bonds, debentures or other debt securities or otherwise become obligated on any interest-bearing indebtedness except for (i) the Term Loan under this Agreement, and (ii)operating leases.

Section 6.6 Liens. The Borrower will not create, incur, assume or suffer to exist any Lien, or enter into any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements except:

6.6 (a) Liens granted to the Lender.

6.6 (b) Liens existing on the date of this Agreement and

disclosed on Exhibit 6.6 hereto and Liens in substitution thereof securing an equal or lesser amount.

6.6 (c) Deposits or pledges to secure payment of workers'

compensation, unemployment insurance, old age pensions or other social security obligations arising in the ordinary course of business of the Borrower.

6.6 (d) Liens for taxes, fees, assessments and governmental

charges not delinquent.

6.6 (e) Liens of carriers, warehousemen, mechanics and

materialmen, and other like Liens arising in the ordinary course of business, for sums not due.

6.6 (f) Liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds.

6.6 (g) Encumbrances in the nature of zoning restrictions,

easements and rights or restrictions of record on the use of real property and landlord's Liens under leases on the premises rented, which do not materially detract from the value of such property or impair the use thereof in the business of the Borrower.

Section 6.7 Contingent Obligations. The Borrower will not guarantee or otherwise become liable on the indebtedness of any other Person except for guaranties in favor of the Lender and guaranties of indebtedness allowed under any agreement such Person may have with the Lender.

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

Section 7.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

7.1 (a) The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of or interest the Note or any other obligations of the Borrower to the Lender pursuant to this Agreement or pursuant to any other agreement between the Borrower and the Lender and such failure shall continue for a period of 10 calendar days.

7.1 (b) Any representation or warranty made by or on behalf of the Borrower in this Agreement or by or on behalf of the Borrower in any certificate, statement, report or document herewith or hereafter furnished to the Lender pursuant to this Agreement shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.

7.1 (c) The Borrower shall fail to comply with Sections 5.2 or 5.3.

7.1 (d) The Borrower shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement (other than those hereinabove set forth in this Section 7.1) and such failure to comply shall continue for 90 calendar days after whichever of the following dates is the earliest: (i) the date the Borrower gives notice of such failure to the Lender, (ii) the date the Borrower should have given notice of such failure to the Lender pursuant to Section 5.1, or (iii) the date the Lender gives notice of such failure to the Borrower.

7.1 (e) The Borrower or any Guarantor shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or such Guarantor or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or any Guarantor or for a substantial part of the property thereof and shall not be discharged within 60 days, or the Borrower or any Guarantor shall make an assignment for the benefit of creditors.

7.1 (f) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower or any Guarantor, and if instituted against the Borrower or any Guarantor, shall have been consented to or acquiesced in by the Borrower or such Guarantor or shall remain undismissed for 60 days, or an order for relief shall have been entered against the Borrower.

7.1 (g) Any dissolution or liquidation proceeding shall be instituted by or against the Borrower and, if instituted against the Borrower, shall be consented to or acquiesced in by the Borrower or shall remain for 60 days undismissed.

7.1 (h) A judgment or judgments for the payment of money in excess of the sum of $100,000 in the aggregate shall be rendered against the Borrower and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged for more than 60 days from the date of entry thereof or after the end of such longer period during which execution of such judgment shall be stayed during an appeal from such judgment.

7.1 (i) The maturity of any material indebtedness of the Borrower (other than indebtedness under this Agreement) shall be accelerated, or the Borrower shall fail to pay any such material indebtedness when due (after the lapse of any applicable grace period) or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such indebtedness to cause, such material indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor. For purposes of this Section, indebtedness of the Borrower shall be deemed "material" if it exceeds $100,000 as to any item of indebtedness or in the aggregate for all items of indebtedness with respect to which any of the events described in this Section has occurred.

7.1 (j) Any execution or attachment shall be issued whereby any substantial part of the property of the Borrower shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 30 days after the issuance thereof.

7.1 (k) Any default shall occur under any other Loan Document.

7.1 (m) Any Guarantor shall die, provided, that death of one Guarantor shall not be an Event of Default if the guaranty by the other Guarantor is deemed sufficient by the Lender in its sole discretion or if not, additional guaranties or other forms of credit support are provided that are satisfactory to the Lender in its sole discretion within sixty days after the death of a Guarantor.

7.1 (n) The Guarantors shall cease to own 100% of the issued and outstanding shares of the Borrower.

Section 7.2 Remedies. If (a) any Event of Default described in Sections 7.1 (e), (f) or (g) shall occur with respect to the Borrower, the Commitment shall automatically terminate and the Note and all other obligations of the Borrower to the Lender under this Agreement shall automatically become immediately due and payable, or (b) any other Event of Default shall occur and be continuing, then the Lender may (i) declare the Commitment terminated, whereupon the Commitment shall terminate, and (ii) declare the Note and all other obligations of the Borrower to the Lender under this Agreement to be forthwith due and payable, whereupon the same shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Note to the contrary notwithstanding. Upon the occurrence of any of the events described in clauses (a) or (b) of the preceding sentence the Lender may exercise all rights and remedies under this Agreement, the Note and any related agreements and under any applicable law.

Section 7.3 Offset. In addition to the remedies set forth in Section 7.2, upon the occurrence of any Event of Default and thereafter while the same be continuing, the Borrower hereby irrevocably authorizes the Lender to set off all sums owing by the Borrower to the Lender against all deposits and credits of the Borrower with, and any and all claims of the Borrower against, the Lender.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Modifications. Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrower; provided that no amendment, modification or waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

Section 8.2 Costs and Expenses. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to reimburse the Lender upon demand for all reasonable out-of-pocket expenses paid or incurred by the Lender (including filing and recording costs and fees and expenses of Dorsey & Whitney LLP, counsel to the Lender, determined on the basis of such counsels' generally applicable rates, which may be higher than the rates such counsel charges the Lender in certain matters) in connection with the negotiation, preparation, approval, review, execution, delivery, amendment, modification, interpretation, collection and enforcement of this Agreement and the Note and the other Loan Documents. The obligations of the Borrower under this Section shall survive any termination of this Agreement.

Section 8.3 Waivers, etc. No failure on the part of the Lender or the holder of the Note to exercise and no delay in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies of the Lender hereunder are cumulative and not exclusive of any right or remedy the Lender otherwise has.

Section 8.4 Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first business day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Lender under Article II hereof shall be deemed to have been given only when received by the Lender.

Section 8.5 Successors and Assigns; Disposition of Loans. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights or delegate its obligations hereunder without the prior written consent of the Lender. The Lender may at any time sell, assign, transfer, grant participations in, or otherwise dispose of any portion of the Commitment and/or Advances to banks or other financial institutions. The Lender may disclose any information regarding the Borrower in the Lender's possession to any prospective buyer or participant.

Section 8.6 Governing Law and Construction. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.

Section 8.7 Consent to Jurisdiction. AT THE OPTION OF THE LENDER, THIS AGREEMENT AND THE NOTES MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN HENNEPIN COUNTY; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE LENDER AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

Section 8.8 Waiver of Jury Trial. EACH OF THE BORROWER AND THE LENDER IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES AND ANY OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 8.9 Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

Section 8.10 Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Borrower and the Lender with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. The obligations of the Borrower hereunder shall be "Obligations" under the Pledge Agreement and the Third Party Pledge Agreements. The Pledge Agreement and the Third Party Pledge Agreements and the security interest thereunder secure the Borrower's obligations under the Note as well as all of the Borrower's other obligations under this Agreement and the other Obligations described in the Pledge Agreement and the Third Party Pledge Agreements.

Section 8.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

EASTON SOUTHPAW INCORPORATED

By: /s/ Dennis J. Stevermer

Print Name: Dennis J. Stevermer

Title: President

Borrower's Address:

7317 West Lake Street
Minneapolis, MN 55426

EXCEL BANK MINNESOTA

By: /s/ Kurt A. Schrupp

Name: Kurt A. Schrupp

Senior Vice President

Lender's Address:

Excel Bank Minnesota

Suite 1000

50 South Sixth Street

Minneapolis, Minnesota 55402
Fax (612) 238-2075

List of Exhibits and Schedules

Exhibits:

Exhibit 2.3 Term Note

Exhibit 6.6 Existing Liens

Schedules:

None

EXHIBIT 2.3 to
CREDIT AGREEMENT

TERM NOTE

$4,000,000.00 January 27, 2006

FOR VALUE RECEIVED, the undersigned, EASTON SOUTHPAW INCORPORATED (the "Maker"), hereby promises to pay to the order of EXCEL BANK MINNESOTA (the "Payee", which term includes any subsequent holder hereof) at Minneapolis, Minnesota or at such other place as the Payee may from time to time hereafter designate to the Maker in writing the principal sum of FOUR MILLION DOLLARS AND NO CENTS ($4,000,000.00), or if less, the total amount of Term Loan (as such term and each other capitalized term used herein without definition is defined in the Credit Agreement, hereinafter defined) made under that certain Credit Agreement dated as of even date herewith between the Maker and the Payee (as the same may be amended from time to time, the "Credit Agreement").

The unpaid principal balance hereof from time to time outstanding shall bear interest at a floating rate per annum as described in the Credit Agreement.

The principal hereof is payable in full on September 30, 2006. Interest hereon is payable monthly on the last day of each month and at maturity.

This Note may be prepaid in whole or in part as described in the Credit Agreement. Any partial prepayment shall be applied first against accrued and unpaid interest and the balance shall be applied against the remaining unpaid principal hereof.

This Note is secured.

The occurrence of any one or more of the following events shall constitute an Event of Default, and upon the occurrence of any Event of Default the Payee may declare this Note to be, and the same shall forthwith become, immediately due and payable and the Payee may exercise all rights and remedies under any agreement and as may otherwise be allowed by law:

(1) The Maker shall fail to make any payment of principal or interest hereon when due and such failure shall continue for a period of 10 calendar days.

(2) The occurrence of any Event of Default under the Credit Agreement.

THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.

AT THE OPTION OF THE PAYEE THIS NOTE MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN HENNEPIN COUNTY, MINNESOTA; AND THE MAKER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT THE VENUE IN SUCH FORUMS IS NOT CONVENIENT. IF THE MAKER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS NOTE, THE PAYEE AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR, IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

The Maker hereby waives presentment for payment, notice of dishonor, protest and notice of protest.

If this Note is not paid when due, the Maker shall pay all of the Payee's costs of collection including reasonable attorneys' fees.

MAKER:

EASTON SOUTHPAW INCORPORATED

By: /s/ Dennis J. Stevermer

Its: President

Exhibit 6.6 Existing Liens

None